April 25, 2005

National Vision, Inc.

296 Grayson Highway

Lawrenceville, Georgia 30045-5750

Attention: Chief Financial Officer

Re:

Loan and Security Agreement dated as of May 30, 2001, between National Vision, Inc., a Georgia corporation ("Borrower"), and Fleet Capital Corporation, a Rhode Island corporation ("Fleet Capital"), as assigned by Fleet Capital to Fleet Retail Group, Inc., a Delaware corporation ("Lender"), pursuant to the Assignment and Assumption dated as of May 24, 2004 (as amended from time to time and as so assigned, the "Loan Agreement"). All capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

Ladies and Gentlemen:

Borrower has advised Lender that Borrower wishes to form a new Subsidiary, VC IV, LLC, a Georgia limited liability company ("New Subsidiary"), to bill and collect payments from the Cole Preferred Network and its affiliates ("Cole") for services provided by Borrower. Section 9.2.11 of the Loan Agreement prohibits Borrower from forming a Subsidiary without Lender's prior written consent. Lender hereby consents to the formation of the New Subsidiary, provided that (i) New Subsidiary is not a Managed Care Subsidiary and (ii) no Default or Event of Default exists at the time of, or after giving effect to, such formation.

Borrower has also advised Lender that Borrower wishes to (a) assign to New Subsidiary certain Accounts owing by Cole and (b) assign to VC II Network, LLC, a Georgia limited liability company ("VCII"), certain Accounts owing by EyeMed, The Eye Care Plan of America, and its affiliates ("EyeMed"), to allow New Subsidiary and VCII to bill and collect such Accounts. Such assignments are prohibited by Sections 9.2.4 and 9.2.10 of the Loan Agreement. Lender hereby consents to the assignment of Accounts owing by Cole to New Subsidiary and the assignment of Accounts owing by EyeMed to VCII for the sole purpose of allowing such Subsidiaries to bill and collect such Accounts, subject to the satisfaction of the following conditions, in form and substance satisfactory to Lender: (i) at the time of any such assignment and after giving effect thereto, no Default or Event of Default exists, (ii) Lender shall have received and found acceptable the Management Services Agreements between Borrower and such Subsidiaries, (iii) the Net Realizable Value of such Accounts do not exceed $1,000,000 in the aggregate at any time and (iv) the amounts collected on such Accounts are promptly paid to Borrower by such Subsidiaries via Upstream Payments. Lender's Liens and security interests shall continue in any Accounts assigned to New Subsidiary or VCII, and the proceeds thereof, and Borrower and such Subsidiaries shall execute and deliver, or cause to be executed and delivered, such documents, instruments and agreements, and take such other action as Lender may request from time to time, to maintain the validity, perfection, enforceability and priority of Lender's security interest in such Accounts and the proceeds thereof and to enable Lender to protect, exercise or enforce its rights therein. In no event, however, shall any Account, once assigned to New Subsidiary or EyeMed as contemplated herein, be an Eligible Account under the Loan Agreement, unless otherwise consented to by Lender in its sole and absolute discretion. Borrower also agrees that upon Lender's election, New Subsidiary and VCII shall be joined as "Borrowers" under the Loan Agreement, and Borrower, New Subsidiary and VCII shall execute and deliver such documents, instruments and agreements as Lender may require to effectuate such joinder.

Pursuant to that certain letter agreement between Borrower and Lender dated March 21, 2005 (the "March Letter Agreement"), Lender agreed that, during the Purchase Period (as then defined in the March Letter Agreement), Borrower may expend up to $1,000,000 of Borrower's cash on hand (but not proceeds of any Revolver Loans) to purchase New Senior Notes subject to the terms and conditions set forth therein. Subject to the conditions set forth below, Lender now hereby agrees that, during the Purchase Period (as defined herein), Borrower may expend an aggregate amount of up to $7,000,000 of Borrower's cash on hand (but not proceeds of any Revolver Loans) to make optional redemptions of New Senior Notes pursuant to the provisions of the New Notes Indenture and repurchases of New Senior Notes as provided in the March Letter Agreement; provided, that Borrower, as the second highest bidder for the assets of Cambridge Eye Associates, Inc., Douglas Vision World and Sight Resource Corporation, no longer has any obligation, contingent or otherwise, to consummate the acquisition of such assets, and Borrower delivers to Lender a copy of the order of the United States Bankruptcy Court for the Southern District of Ohio and such other evidence that Lender may request proving as such; and provided, further, that at all times during the Purchase Period, both before and after giving effect to such optional redemptions and repurchases, (i) no Default or Event of Default shall exist; (ii) Borrower is in compliance with all provisions of the New Notes Indenture, including those provisions governing optional redemptions, and the March Letter Agreement; and (iii) Borrower shall have cash on hand in an amount not less than $1,000,000. For purposes hereof and of the March Letter Agreement, "Purchase Period" shall mean, as of the date hereof, the period commencing on March 1, 2005 and ending on the sooner to occur of (i) the occurrence of a Default or Event of Default, (ii) Lender's receipt of written notice from Borrower that Borrower elects to terminate the Purchase Period, or (iii) June 30, 2005.

As provided in the March Letter Agreement, notwithstanding anything to the contrary contained in the Loan Agreement, during the Purchase Period Lender shall not have any obligation to make any Revolver Loans or procure any Letters of Credit whatsoever under the Loan Agreement; provided, however, that (i) Lender may make Revolver Loans or procure Letters of Credit in its sole discretion upon Borrower's request and Lender may continue to honor any deemed request for a Revolver Loan under Section 3.1 of the Loan Agreement for the becoming due of any Obligations (including, without limitation, interest and fees) that are not otherwise timely paid by Borrower and (ii) the fees payable by Borrower under Section 2.2 of the Loan Agreement shall continue to be calculated and payable as set forth in the Loan Agreement. Lender and Borrower further agree that, except as modified by this letter agreement, the provisions of the March Letter Agreement shall remain in full force and effect.

If this letter is acceptable to Borrower, please evidence Borrower's agreement with the terms hereof by executing and returning the enclosed copy of this letter to Lender no later than 5:00 p.m., Atlanta, Georgia time, on April 29, 2005. By its signature below, Borrower agrees that Lender's consents and agreements set forth herein will not be effective until all of the conditions precedent set forth above have been fully satisfied.

Very truly yours, FLEET RETAIL GROUP, INC. By: /s/ Peter Foley Title: Vice President

Accepted and agreed to, this

27th day of April, 2005:

NATIONAL VISION, INC.

By: /s/ Paul A. Criscillis, Jr.

Title: Senior Vice President and CFO              \

ATTEST:

/s/ Mitchell Goodman

Secretary

[CORPORATE SEAL]

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